Exhibit 10.12

AMENDMENT OF EMPLOYMENT AGREEMENT

This Amendment (“Amendment”) shall be effective commencing on the date of January 1, 2009 upon execution of this Amendment, and shall modify and change the Employment Agreement dated May 2, 1997 including all Addendum(s), as well as any and all amendments, subsequent letter agreements, e-mail communications and memorandums of understandings with regard to employment terms, conditions and compensation (hereinafter collectively called the “Agreement”) between James P. Schmitt (“Employee”) and Volt Delta Resources, LLC (hereinafter called the “Company”). Whereas, Employee acknowledges and agrees that Employee is and at all times has been employed pursuant to the terms and conditions of the Agreement, and for good and valuable consideration acknowledged herein, the parties hereby further agree as follows:

Paragraph 1, TERM OF EMPLOYMENT is deleted in its entirety and replaced with the following:

TERM OF EMPLOYMENT – The Company will continue to employ you and you agree to continue your employment with the Company for a period of two (2) years through December 31, 2010, and continuing thereafter for an indefinite period, subject to termination at any time after December 31, 2010, by either you or the Company for any reason, with or without cause by giving to the other party three months prior written notice. In addition, upon notice to the Employee, the Company reserves the right to extend the Term of Employment for an additional year after December 31, 2010, in which case the right of termination as provided for in the prior sentence shall be after December 31, 2011. For purposes of this Agreement, the period during which you work for the Company will be called the “Term of Employment”.

Notwithstanding the foregoing, your employment may be terminated without notice for “Cause”. For purposes of this Employment Agreement only, “Cause” shall mean (i) embezzlement by the Employee, (ii) misappropriation by the Employee of funds of the Company, (iii) conviction of a felony, (iv) commission of any other act of dishonesty which causes material economic harm to the Company, ( v) acts of fraud or deceit by the Employee which causes material economic harm to the Company, (vi) material breach of any provision of the Employment Agreement by the Employee, (vii) willful failure by the Employee to substantially perform such Employee’s duties hereunder, (viii) willful breach of fiduciary duty by the Employee to the Company involving personal profit or (ix) significant violation of Company policy of which the Employee is made aware (or such Employee should reasonably be expected to be aware) or other contractual, statutory or common law duties to the Company. No act, or failure to act on the part of the Employee, shall be deemed willful unless it is done, or omitted to be done, by the Employee in bad faith or without reasonable belief that the Employee’s action or omission was in the best interests of the Company.

The parties understand and agree that your employment with the Company is “at-will” and nothing contained in this Agreement is intended to constitute a contract of continued employment except as set forth in this paragraph 1.

For purposes of this Agreement, the period during which you work for the Company will be called the “Term of Employment”.

Paragraph 2, SCOPE OF EMPLOYMENT of the Agreement is deleted in its entirety and replaced with the following:

During the Term of Employment after January 1, 2009, your title will be President and you will be responsible for Volt Delta Resources, LLC business, reporting to me. Your base of operation will be Blue Bell, PA and/or Florida with the understanding that you will be required to travel to meet the needs of the business. You agree to devote your full time services to the best of your ability, using your best efforts, to promote the interests and the business of the Company. The Company may change your title, duties, or work and/or responsibilities at any time. You agree not to engage in any type of activity which is or may be contrary to the welfare, interests, business or benefit of the Company or the business conducted by the Company now or in the future.

Paragraph 13, COMPENSATION of the Agreement is deleted in its entirety and replaced with the following:

(a)

In consideration for all services to be performed by Employee pursuant to this Agreement, and provided that Employee has acted in accordance and continues to act in accordance with the provisions of this Agreement, the Company will pay Employee a yearly salary commencing January 1, 2009 of Three hundred thousand dollars ($300,000.00), which will be paid weekly during Employee’s Term of Employment, at an annual equivalent of approximately $5,769.23 gross per week (minus the deductions allowed by law), plus increases, if any, at the Company’s sole discretion. This compensation may be altered and revised by the Company in an amount not less than the current compensation contained in this Agreement without affecting the remainder of the covenants herein, all of which shall remain in full force and effect.

(b)	If the parent Company, Volt Information Sciences, Inc. (Volt) makes restricted stock and/or options available to its employees, the Employee will be recommended to receive an amount of shares, consistent with the average number of shares granted to other executive employees of the Company.

In the event the Company should issue Company stock to employees, you shall be considered eligible to participate.

(c)	Disability/Death

If Employee shall become disabled during the Term of Employment, then this Agreement shall be deemed to continue and Employee shall continue to receive the compensation specified in Subparagraph 3(a) through December 31, 2010. Employee shall be required to notify Company on a monthly basis that he remains alive.

If Employee shall die during the Term of Employment and his spouse survives him, then this Agreement shall be deemed to continue and Employee’s estate shall continue to receive the compensation specified in Subparagraph 3(a) through the earlier of December 31, 2010, or until the death of Employee’s spouse. Employee’s spouse shall be required to notify Company on a monthly basis that she remains alive.

(d)	INCENTIVES - Employee is eligible to receive incentive compensation, if any, pursuant to the Company’s then current Incentive Plan, in effect at the time for Employee’s position, (hereinafter the “Incentive Plan”), set forth below.

Employee shall be entitled to be paid quarterly incentives effective with Company’s fiscal year commencing the second quarter of fiscal year 2009, and each fiscal year thereafter. The Company will pay to Employee quarterly incentive payments that over a full year result in a cumulative annual incentive in the amount of two and a quarter percent (2.25%) of Volt Delta Resources, LLC’s annual pretax income where Volt Delta Resources, LLC’s income includes the combined pretax income of the four business units of Volt Delta, Maintech, LSSiData and Volt Delta International. Such profit calculations will (i) include Volt Delta Resources, LLC G&A, but exclude Volt Corporate G&A, (ii) exclude any loss or gain on the sale of assets, (iii) include interest expense, (iv) will be made in accordance with generally accepted accounting principles (formula below).

For the first year of Employee’s Term of Employment and if the Company is able to meet the financial covenants of its loan without assistance from the parent Company by decreasing the debt in the amount of $2.5 million per quarter on a cumulative basis, beginning with the second quarter of 2009, then the quarterly incentive will be adjusted to 3.0% of Net Income (formula below).

For the second year of Employee’s Term of Employment and if the Company is able to meet the financial covenants of its loan without assistance from the parent Company by decreasing the debt in the amount of $2.5 million per quarter on a cumulative basis, beginning with the first quarter of 2010, then the quarterly incentive will be adjusted to 2.75% of Net Income (formula below).

At the end of the fiscal year 2009, the Company will conduct a review and if the Company decreased the loan debt by seven million five hundred dollars from the end of the first quarter to the end of the fourth quarter of the Company’s fiscal year of the Employee’s first Term of Employment and is employed by the Company at the time of review, the Employee will receive the difference from the actual incentive payment received each quarter and the sum of the incentive payment the Employee would have received at 3.0%. At the end of the Employee’s second Term of Employment, the Company will conduct a review and if the Company decreased the loan debt by ten million dollars for the next fiscal year and is employed by the Company at the time of review, the Employee will receive the difference from the actual incentive payment received each quarter and the sum of the incentive payment the Employee would have received at 2.75%.

For subsequent years, the annual incentive will be 2.25% of Net Income.

Net Income for the purposes of this section is calculated pursuant to the following Incentive Plan formula and excludes any loss or gain on the sale of assets:

[Total Sales for each and every business unit {minus} Total Direct Costs = Gross Margin {minus} Overhead Costs {minus} Local General and Administrative Expenses {minus} Company’s interest expense {plus} interest income {plus}/{minus} foreign exchange gains (losses) = Net Income [then add Net Incomes (including any losses) for all business units {multiply} .0225 (or 2.25%) = Incentives

(d)	INCENTIVE PLAN CONDITIONS

(i)	Incentives are a form of additional compensation payable only during Employee’s Term of Employment by the Company and are conditioned on Employee actually performing services for the Company. Incentives shall be accrued and paid to Employee quarterly. Incentive payments will cease as of the final quarter of employment termination and will be paid to Employee only through the last full fiscal quarter actually worked by Employee prior to Employee’s employment termination from the Company. Incentive payments for the first three fiscal quarters of the Company’s fiscal year shall be paid to Employee approximately forty-five (45) days but no longer than sixty (60) days following the close of the fiscal quarter and for the fourth quarter an estimated ninety (90) days after the close of the fiscal year.

(ii)	The administration of the Plan, including all interpretations thereof, are the responsibility of the Chief Financial Officer of the parent corporation Volt Information Sciences, Inc. (“VIS”), subject to the final approval of the Chief Executive Officer of the parent corporation, which shall be final and binding on the parties hereto.

(iii)	The Company’s financial data is calculated in accordance with generally accepted accounting principles and the Plan(s) is/are computed consistent with the Company’s standard accounting methods and procedures.

(iv)	The Company may modify, alter, replace, change or amend the Plan, from time to time, at the Company’s sole discretion, on fifteen (15) days prior written notice to Employee.

(v)	Any dispute as to sales allocations or assessment of costs for purposes of Incentives/Bonuses shall be brought to the attention of the Chief Financial Officer of VIS for resolution and shall be decided by the Chief Executive Office of VIS, whose decision shall be final and binding.

(vi)	The Company does not authorize anyone to make an oral promise or oral agreement as to Incentives or Bonuses and no employee may rely on any oral agreement or representation by anyone as to their Incentives/Bonus compensation. Employee’s compensation may only be altered and revised in writing by the Company, signed by the Chief Executive Officer, without affecting the remainder of the Agreement and/or Amendment covenants, all of which shall remain in full force and effect.

(vii)	It shall be Employee’s responsibility to review the Company’s accounting reports with respect to Incentives/Bonus. Should Employee dispute the Incentives/Bonus, (for example, customer sales are omitted or included or Employee disagrees with the assessment of costs or for any other reason, including any dispute between employees, branches, regions or divisions) (hereinafter called “Employee’s Dispute”), Employee must notify the Chief Financial Officer of VIS, in writing, of Employee’s Dispute within no more than one hundred twenty (120) days following the close of the fiscal period in issue, which must include the specifics of Employee’s Dispute related to Incentives/Bonus. Employee’s entitlement to disputed or unpaid Incentives/Bonus is expressly conditioned upon Employee’s compliance with the terms of this paragraph. The Company’s decision as to Employee’s Dispute shall be final and binding.

(e)	If Employee remains in the employ of the Company after the effective date of any alteration, revision or change in Employee’s compensation, including but not limited to modifications to the Incentive Plans, Employee shall conclusively be deemed to have accepted and agreed to such modified terms and conditions for Employee’s employment compensation. All other terms and conditions of the Agreement and this Amendment shall remain in full force and effect.

(f)

Employee will receive such other benefits regularly provided to similarly situated employees of the Company, commensurate with Employee’s position, pursuant to standard Company policy, which is subject to change by the Company at any time, in its sole discretion. Business and mileage expenses must be timely submitted and will be reimbursed according to the Company’s standard policies.

(g)	All Employee compensation payments will be subject to such deductions by the Company as the Company is from time to time permitted or required to make pursuant to law, government regulations or order or by agreement with Employee. Such payments may be made by check or checks of the Company or any of its parents, subsidiaries or affiliates as the Company may, from time to time, find proper and appropriate.

All other terms and conditions of employment remain unchanged.

I /WE CERTIFY THAT I/WE HAVE READ THE ABOVE AND AGREE TO ALL

TERMS AND CONDITIONS OF THIS AMENDMENT TO THE EMPLOYMENT

AGREEMENT

VOLT DELTA RESOURCES, LLC

By:	/s/ Steven Shaw
Steven Shaw

Title: Executive Vice President

Date:

EMPLOYEE: James P. Schmitt

Signature:	/s/ James P. Schmitt

Date:	10/6/2008